TRIKON SIGNS DEFINITIVE AGREEMENTS TO RAISE $7.0 MILLION THROUGH A PRIVATE PLACEMENT

NEWPORT, Wales, United Kingdom, October 16, 2003 –Trikon Technologies, Inc. (Nasdaq NMS: TRKN) today announced that it has signed definitive agreements with an existing stockholder and its affiliated entities for the private sale of 1.4 million shares of common stock and warrants to purchase 350,000 additional shares of common stock for an aggregate purchase price of $7.0 million.

The private placement is subject to customary conditions to closing and is expected to be completed within the next several days.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Trikon has agreed to file a registration statement covering the resale of the shares and the shares issuable upon exercise of the warrants.

About Trikon Technologies:

Trikon Technologies, Inc. develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor devices. Trikon’s products are Planar® 300, Sigma® 300 and fxP™ and Omega® fxP. Trikon offers advanced dielectric solutions including Flowfill®, Low-K Flowfill and Orion® for logic and memory device makers. Trikon’s website can be visited at www.trikon.com.

This press release contains forward-looking statements, including forward-looking statements regarding whether and when the private placement will be consummated. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the fact that consummation of the private placement is subject to conditions to closing and thus the closing may be delayed or may not occur. The Company undertakes no obligation to update these forward-looking statements at any time or for any reason.

Trikon Technologies Contacts:

Corporate contact
Carl Brancher	+44 (0) 16 33 41 41 11
carl.brancher@trikon.com

US Investor Relations contact
Kevin Kirkeby, theglobalconsultingroup	+1 646 284 9416
kkirkeby@hfgcg.com

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